Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following is a discussion of our historical consolidated financial condition and results of operations that is intended to help the reader understand our business, results of operations and financial condition. It should be read in conjunction with other sections of this Current Report, including our historical consolidated financial statements and accompanying notes thereto included in Item 8.
This MD&A includes the following sections:
•	Current Year Highlights

•	Overview and Performance Metrics

•	Results of Operations

•	Liquidity and Capital Resources

•	Critical Accounting Estimates
CURRENT YEAR HIGHLIGHTS
     The following key events have impacted or are likely to impact our financial condition and results of operations:
•	The Corvette Plant was placed into service, providing enhanced compression assets and additional compression fee revenue.

•	Credit agreement was amended by lenders to increase their commitments to $320 million.

•	Waived repurchase of the HCDS, which resulted in recognition of discontinued operations

•	During January 2010, we completed the purchase of the Alliance Midstream Assets, located in Tarrant and Denton counties of Texas, from Quicksilver. The Alliance Midstream Assets consist of a gathering system and a compression facility with a total capacity of 115 MMcfd, an amine treating facility with capacity of 180 MMcfd and a dehydration treating facility with capacity of 200 MMcfd. This system gathers natural gas produced by customers and delivers it to unaffiliated pipelines for further transport downstream. The consideration paid by the Partnership for the Alliance Acquisition consisted of $95.2 million in cash, which was funded with borrowings from our credit facility. The purchase price was subsequently reduced to $84.4 million due to a purchase price adjustment based on the timing of construction costs of the system. The financial statements as presented herein give retroactive effect to the Alliance Acquisition as if the Partnership owned the Alliance Midstream Assets since August 8, 2008, the date which Quicksilver acquired the Alliance Midstream Assets.
OVERVIEW AND PERFORMANCE METRICS
     We are a growth-oriented limited partnership engaged in gathering, processing and treating natural gas produced from the Barnett Shale geologic formation of the Fort Worth Basin located in North Texas. We began operations in 2004 to provide midstream services primarily to Quicksilver and to other natural gas producers in this area. During 2009, more than 90% of our total gathering and processing volumes were comprised of natural gas owned or controlled by Quicksilver.
     The results of our operations are significantly influenced by the volumes of natural gas gathered and processed through our systems. We gather, process and treat natural gas pursuant to contracts under which we receive fees. We do not take title to the natural gas or associated NGLs that we gather and process, and therefore, we avoid direct commodity price exposure. However, a sustained decline in commodity prices could result in our customers reducing their production volumes which would cause a resulting decrease in our revenues. Our contracts provide relatively stable cash flows, but little upside in higher commodity price environments.
     Our management uses a variety of financial and operational measures to analyze our performance. We view these measures as important factors affecting our profitability and unitholder value and therefore we review them monthly for consistency and to identify trends in our operations. These performance measures are outlined below:
     Volume — We must continually obtain new supplies of natural gas to maintain or increase throughput volumes on our gathering and processing systems. We routinely monitor producer activity in the areas we serve to identify new supply opportunities. Our ability to achieve these objectives is impacted by:
•	the level of successful drilling and production activity in areas where our systems are located;

•	our ability to compete with other midstream companies for production volumes; and

•	our pursuit of new opportunities.
     Adjusted Gross Margin — We use adjusted gross margin information to evaluate the relationship between our gathering and processing revenues and the cost of operating our facilities, including our general and administrative overhead. Adjusted gross margin is not a measure calculated in accordance with GAAP as it does not include deductions for expenses such as interest and income tax which are necessary to maintain our business. In measuring our operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, net income or operating cash flow determined in accordance with GAAP. Our adjusted gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner. A reconciliation of adjusted gross margin to amounts reported under GAAP is presented in “Results of Operations.”
     Operating Expenses — We consider operating expenses in evaluating the performance of our operations. These expenses are comprised primarily of direct labor, insurance, property taxes, repair and maintenance expense, utilities and contract services, and are largely independent of the volumes through our systems, but may fluctuate depending on the scale of our operations during a specific period. Our ability to manage operating expenses has a significant impact on our profitability and ability to pay distributions.
     EBITDA — We believe that EBITDA is a widely accepted financial indicator of a company’s operational performance and its ability to incur and service debt, fund capital expenditures and make distributions. EBITDA is not a measure calculated in accordance with GAAP, as it does not include deductions for items such as depreciation, interest and income taxes, which are necessary to maintain our business. EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA calculations may vary among entities, so our computation may not be comparable to EBITDA measures of other entities. In evaluating EBITDA, we believe that investors should also consider, among other things, the amount by which EBITDA exceeds interest costs, how EBITDA compares to principal payments on debt and how EBITDA compares to capital expenditures for each period. A reconciliation of EBITDA to amounts reported under GAAP is presented in “Results of Operations.”
     EBITDA is also used as a supplemental performance measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:
•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance as compared to those of other companies in the midstream industry without regard to financing methods, capital structure or historical cost basis; and

•	the viability of acquisitions and capital expenditure projects and the rates of return on investment opportunities.

RESULTS OF OPERATIONS
     In January 2010 we closed the Alliance Acquisition, which was comprised of the Alliance Midstream Assets originally acquired by Quicksilver in August 2008. Due to Quicksilver’s control of the Partnership through its ownership of the General Partner at the time of the Alliance Acquisition, the Alliance Acquisition is considered a transfer of net assets between entities under common control. As a result, the Partnership is required to revise its financial statements to include the financial results and operations of the Alliance Midstream Assets. As such, the combined results of operations gives retroactive effect to the Alliance Acquisition as if the Partnership owned the Alliance Midstream Assets since August 8, 2008, the date which Quicksilver acquired the Alliance Midstream Assets.
     The following table summarizes our combined results of operations for each of the three years in the period ended December 31, 2009:

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except volume data)
Total revenues	$95,881	$76,084	$35,695
Operations and maintenance expense	24,035	19,395	11,432
General and administrative expense	7,609	6,407	3,379

Adjusted gross margin	64,237	50,282	20,884
Other income	1	11	236

EBITDA	64,238	50,293	21,120
Depreciation and accretion expense	20,829	13,131	7,702
Interest expense	8,519	8,437	4,257
Income tax provision	399	253	313

Net income from continuing operations	34,491	28,472	8,848
Loss from discontinued operations	(1,992)	(2,330)	(592)

Net income	$32,499	$26,142	$8,256

The following table summarizes our volumes for each of the three years ended December 31, 2009:

	Gathering			Processing
	2009	2008	2007	2009	2008	2007
	(MMcf)
Cowtown System	55,337	57,550	32,673	54,386	56,225	30,802
Lake Arlington Dry System	23,132	13,067	1,611	—	—	—
Alliance Midstream Assets	15,486	—	—	—	—	—

Total	93,955	70,617	34,284	54,386	56,225	30,802

The following table summarizes the changes in our revenues:

	Gathering	Processing	Other	Total
	(In thousands)
Revenue for the year ended December 31, 2007	$16,616	$18,554	$525	$35,695
Volume changes	17,610	15,314	—	32,924
Price changes	5,473	1,617	375	7,465

Revenue for the year ended December 31, 2008	$39,699	$35,485	$900	$76,084
Volume changes	13,120	(1,161)	—	11,959
Price changes	7,084	363	391	7,838

Revenue for the year ended December 31, 2009	$59,903	$34,687	$1,291	$95,881

2009 Compared with 2008
     Total Revenues and Volumes — The increase in revenue is related to the $9.8 million of additional compression fees on the Cowtown System where additional compression assets were placed into service during 2009. The increase in total revenue was also due to $6.7 million in higher revenue due to increased volumes on the LADS and $4.2 million in higher revenue on the Alliance System, partially offset by lower processing volumes. Additionally, this volume increase was principally due to the well connections made during 2009 as Quicksilver completed and brought on-line additional wells in the Lake Arlington and Alliance areas. We expect our revenues to increase in the future with the addition of the Alliance Midstream Assets which we purchased in January 2010, as well as increases to our volumes on other existing systems. We expect the Alliance Midstream Assets’ revenue to be approximately $5.1 million for the first quarter of 2010.
     Operations and Maintenance Expense — The increase in operations and maintenance expense was mainly due to $3.4 million of higher cost attributable to the expansion of the Alliance System as a result of the addition of the compression facility and expanded gathering system. In addition, the increase in operations and maintenance expense was due to the Corvette Plant that was placed in service in March 2009 and additional costs to operate compression assets that were placed into service during 2009. However, the increases in our operations and maintenance expenses have been less significant than the increases in our throughput volumes and revenues. Operations and maintenance expenses will likely increase in the future based primarily on the development of the Alliance Midstream Assets, although we expect these costs to grow at a slower rate than gathering and processing volume increases. We expect the Alliance Midstream Assets’ operations and maintenance expenses to be approximately $2.2 million for the first quarter of 2010.
     General and Administrative Expense — The increase in general and administrative expense was primarily the result of our expanded operations and the increase in the allocable portion of Quicksilver’s overhead costs, primarily related to safety and purchasing and transaction costs incurred during 2009 related to the Alliance Midstream Assets purchase. General and administrative expense includes $1.8 million and $1.2 million of equity-based compensation for 2009 and 2008, respectively.
     Adjusted Gross Margin and EBITDA — Adjusted gross margin and EBITDA increased primarily as a result of the increase in revenues described above. As a percentage of revenues, adjusted gross margin and EBITDA increased from 66% in 2008 to approximately 67% in 2009, primarily due to the increase in revenues, which were partially offset by operations and maintenance expense associated with our current scale of operations and higher general and administrative expense.
     Depreciation and Accretion Expense — Depreciation and accretion expense increased primarily as a result of the property, plant and equipment placed into service during 2009 in expanding our gathering network and increasing our processing and compression capabilities. Depreciation and accretion expenses will likely increase by an estimated $1.3 million for the first quarter of 2010 as a result of our development of the Alliance Midstream Assets.
     Interest Expense — Interest expense increased primarily due to greater amounts outstanding under the Credit Agreement throughout 2009, partially offset by lower repurchase obligation balance and lower effective interest rates. During December 2009, we used $80.5 million of proceeds from our secondary offering to pay down the Credit Agreement. During January 2010, we re-borrowed $95 million to purchase the Alliance Midstream Assets and repaid $11 million upon the underwriters’ exercise of their over-allotment.
The following table summarizes the details of interest expense for the years ended December 31, 2009 and 2008. With the culmination of our repurchase obligations during 2009, we expect no interest expense for such items in 2010, although the increased borrowing spreads as a result of our lenders’ redetermination will likely result in an increase to our interest expense:

	Year Ended December 31,
	2009	2008
	(In thousands)
Interest cost:
Revolving credit facility	$5,076	$3,158
Repurchase obligation	1,681	4,283
Subordinated note to Quicksilver	2,072	2,802

Total cost	8,829	10,243
Less interest capitalized	(310)	(1,806)

Interest expense	$8,519	$8,437

2008 Compared with 2007
     Total Revenues and Volumes — Approximately $32.9 million of the increase in total revenues was due to the increase in volumes that we gathered and processed in the Fort Worth Basin. This volume increase was principally due to the well connections made during 2008 across each of our systems.
     Operations and Maintenance Expense — The increase in operations and maintenance expense was mainly due to the continued expansion of our natural gas gathering systems and additional operating costs related to the full year effect of the natural gas processing facility at the Cowtown Plant placed in service in March 2007 on the Cowtown System. However, the increases in our operations and maintenance expenses were less significant than the increases in our throughput volumes and revenues.
     General and Administrative Expense — The increase in general and administrative expense was primarily the result of our expanded operations and the resulting increase in administrative and managerial personnel and their related expenses to support that growth, as well as the full year effect of being a publicly-traded partnership. General and administrative expense includes equity-based compensation for 2008 and 2007 of $1.2 million and $0.4 million, respectively.
     Adjusted Gross Margin and EBITDA — Adjusted gross margin and EBITDA increased primarily as a result of the increase in revenues described above. As a percentage of revenues, adjusted gross margin and EBITDA increased from 59% in 2007 to approximately 66% in 2008, primarily due to the increase in revenues, which were partially offset by operations and maintenance expense associated with our current scale of operations and higher general and administrative expense.
     Depreciation and Accretion Expense — Depreciation and accretion expense increased primarily as a result of the property, plant and equipment placed into service during 2008 in expanding our gathering network and increasing our processing capability.
     Interest Expense — Interest expense increased primarily due to the increases in the repurchase obligation to Quicksilver, the subordinated note payable to Quicksilver and the borrowings under the Credit Agreement. Capitalized interest for 2008 relates to their construction of the Corvette Plant.
The following table summarizes the details of interest expense for the years ended December 31, 2008 and 2007:

	Year Ended December 31,
	2008	2007
	(In thousands)
Interest cost:
Revolving credit facility	$3,158	$353
Repurchase obligation	4,283	2,235
Subordinated note to Quicksilver	2,802	1,669

Total cost	10,243	4,257
Less interest capitalized	(1,806)	—

Interest expense	$8,437	$4,257

LIQUIDITY AND CAPITAL RESOURCES
     Our sources of liquidity include:
•	cash generated from operations;

•	borrowings under our credit agreement; and

•	future capital market transactions.
     We believe that the cash generated from these sources will be sufficient to meet our expected $0.39 per unit quarterly cash distributions during 2010 and satisfy our short-term working capital and maintenance capital expenditure requirements. In funding the $95.2 million purchase of the Alliance Midstream Assets in January 2010, we re-borrowed $95 million from our Credit Agreement in January 2010 and repaid $11 million upon the underwriters’ exercise of their over-allotment option.
     Since the inception of operations in 2004, our cash flows have been significantly influenced by Quicksilver’s production in the Fort Worth Basin. As Quicksilver and others have developed the Fort Worth Basin, we have expanded our gathering and processing facilities to serve the additional volumes produced by such development.
Known Trends and Uncertainties
     Our financial condition and results of operations, including our liquidity and profitability, can be significantly affected by the following:
•	natural gas prices;

•	dependency on Quicksilver and the Fort Worth Basin; and

•	regulatory requirements.
     The volumes of natural gas that we gather and process are dependent upon the natural gas volumes produced by our customers, which may be affected by prevailing natural gas prices, their derivative programs, and the availability and cost of capital. We cannot predict future changes to natural gas prices or how any such pricing changes will influence producers’ behaviors. If reduced drilling and development programs in the Fort Worth Basin were to be sustained over a prolonged period of time, we could experience a reduction in volumes through our system and therefore reductions of revenue and cash flows.
     At this time, all of our revenue is derived from our operations in the Fort Worth Basin. In addition, approximately 90% of our total gathering and processing revenue is associated with natural gas volumes owned or controlled by Quicksilver. The risk of revenue fluctuations in the near-term is somewhat mitigated by the use of fixed fee contracts for providing gathering and processing and treating services to our customers, but we are still susceptible to volume fluctuations. To reduce the concentration risk associated with our dependency on one producer and one geographic area, we are regularly reviewing opportunities for both organic growth projects and acquisitions in other producing basins and with other producers.
     We are subject to environmental laws, regulations and permits, including green house gas requirements that may expose us to significant costs or obligations. In general, these laws, regulations, and permits have become more stringent over time and are subject to further changes and could materially affect our financial condition and results of operations in the future.
Significant Economic Factors That Impact our Business
     Changes in natural gas supply such as new discoveries of natural gas reserves, declining production in older fields and the introduction of new sources of natural gas supply, such as non-conventional and emerging natural gas shale plays, affect the demand from producers for our services. As these supply dynamics change, we anticipate that we will actively pursue projects that will allow us to provide midstream services to producers associated with the growth of new sources of supply. Changes in demographics, the amount of natural gas fired power generation, liquefied natural gas imports and shifts in industrial and residential usage affect the overall demand for natural gas.
     We believe that the key factors that impact our business are the natural gas prices, our customers’ drilling and completion activities, and government regulation on natural gas pipelines. These key factors play an important role in how we evaluate our operations and implement our long-term strategies.

Cash Flows

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Net cash provided by operating activities	$68,949	$52,572	$14,949
Net cash used in investing activities	(54,818)	(148,079)	(73,797)
Net cash provided by (used in) financing activities	(13,688)	94,685	57,176
2009 Cash Flows Compared to 2008
     Cash Flows Provided by Operating Activities — The increase in cash flows provided by operating activities resulted primarily from increased revenues and higher profitability associated with the natural gas gathered and processed through our systems, due to factors discussed above in our results of operations.
     Cash Flows Used in Investing Activities — The decrease in cash flows used in investing activities resulted from the lower capital expenditures used to expand our gathering system and processing capabilities, particularly due to an $80 million decrease in spending on plant capital, most significantly related to spending for the Corvette Plant construction. In 2009, we spent $26.9 million on gathering assets, and $27.9 million on processing facilities, which included $26.6 million related to the Corvette Plant. The cash flows used in investing activities during 2009 include the payment of $25.8 million that was incurred and accrued at December 31, 2008.
     Cash Flows Used in Financing Activities — Changes in cash flows used in financing activities during 2009 consisted primarily of the 2009 net pay down under our Credit Agreement of $49.5 million compared with 2008 net borrowings of $169.9 million. In addition, we distributed $5.0 million more to our unitholders during 2009. Our secondary offering during December 2009, generated proceeds of $80.8 million for which there was no comparable 2008 event. Cash flows in 2009 also reflect $36.4 million of lower payments pursuant to repurchase obligations compared to 2008, when we purchased LADS.
2008 Cash Flows Compared to 2007
     Cash Flows Provided by Operating Activities — The increase in cash flows provided by operating activities resulted primarily from increased revenues and higher profitability associated with the services we provided to the customers whose wells are connected to our systems.
     Cash Flows Used in Investing Activities — The increase in cash flows used in investing activities resulted from the higher capital expenditures used to expand our gathering system and processing capabilities. In 2008 we paid $40.5 million on gathering assets and $107.6 million on processing facilities which included $101.9 million related to the Corvette Plant.
     Cash Flows Provided by Financing Activities — Cash flows provided by financing activities in 2008 consisted primarily of the proceeds from borrowings under our Credit Agreement of $169.9 million used to expand our fixed asset base, partially offset by the full year effect of distributions of $31.9 million to our unitholders. We funded a portion of our repurchase obligation to Quicksilver for our 2008 purchase of the LADS for $42.1 million with borrowings under the Credit Agreement.
Capital Expenditures
     The midstream energy business is capital intensive, requiring significant investment for the acquisition or development of new facilities. We categorize our capital expenditures as either:
•	expansion capital expenditures, which are made to construct additional assets, expand and upgrade existing systems, or acquire additional assets; or

•	maintenance capital expenditures, which are made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and extend their useful lives, or to maintain existing system volumes and related cash flows.
     Since our inception in 2004, we have made substantial capital expenditures. We anticipate that we will continue to make capital expenditures to develop our gathering and processing network as Quicksilver continues to expand its development efforts in the Fort Worth Basin. Consequently, our ability to develop and maintain sources of funds to meet our capital requirements is critical to our ability to meet our growth objectives and to maintain our distribution levels.

     We have budgeted $80 million in capital expenditures for 2010, of which $6.6 million is classified as maintenance capital expenditures. The capital budget includes $50 million for the construction of pipelines and gathering systems, $22 million for compression assets and $8 million for processing plants. The $80 million 2010 capital budget includes approximately $44 million for additional post-acquisition expenditures on the Alliance Midstream Assets.
Repurchase Obligation to Quicksilver
     During 2009, our independent directors voted to acquire certain of the Cowtown Pipeline assets subject to the repurchase obligation that had an original cost of approximately $5.6 million. We paid $5.6 million for these assets in September 2009. Furthermore, the independent directors elected not to acquire certain Cowtown Pipeline assets that had been previously included in the repurchase obligation. In doing so, we derecognized assets with a carrying value of $56.8 million and also derecognized liabilities associated with the repurchase of $68.6 million. The difference of $11.8 million between the assets’ carrying values and their repurchase obligation was reflected as an increase in partners’ capital effective upon the decision not to purchase. We also entered into an agreement with Quicksilver to permit us to gather third party gas for a fee across the Cowtown Pipeline laterals retained by Quicksilver. The decision not to purchase certain Cowtown Pipeline assets did not have a material effect on our gathering and processing revenues as the natural gas stream from these laterals continues to flow into our Cowtown Pipeline gathering and processing facilities.
     We had been obligated to repurchase from Quicksilver a gas gathering system in Hill County, Texas, which we refer to as the HCDS, at its fair market value within two years after its completion and commencement of commercial service. As a result of this contractual purchase obligation, we have historically included the HCDS in our financial statements since our initial public offering. In November 2009, we and Quicksilver mutually agreed to waive both parties’ rights and obligations to transfer ownership of the HCDS to us. The assets, liabilities, revenues and expenses directly attributable to the HCDS for the periods prior to November 2009 have been retroactively reported as discontinued operations.
     For a complete description of our repurchase obligations to Quicksilver, see Note 2 to our consolidated financial statements included in Item 8 of this Current Report, which is incorporated herein by reference.
Other Matters
     We regularly review opportunities for both organic growth projects and acquisitions that will enhance our financial performance. Since we strive to distribute most of our available cash to our unitholders, we will depend on a combination of borrowings under our Credit Agreement, operating cash flows and debt or equity offerings to finance any future growth capital expenditures or acquisitions.
Credit Agreement and Subordinated Note
     For a complete description of Long Term Debt, see Note 7 to our consolidated financial statements included in Item 8 of this Current Report, which is incorporated herein by reference.
Total Contractual Obligations
The following table summarizes our total contractual cash obligations as of December 31, 2009.

	Payments Due by Period
Contractual Obligations	Total	2010	2011	2012	2013	Thereafter
	(In millions)
Long-term debt (1)	$181.1	$2.5	$1.1	$126.5	$51.0	$—
Scheduled interest obligations (2) (3)	18.7	6.5	6.5	5.3	0.4	—
Asset retirement obligations (4)	8.9	—	—	—	—	8.9

Total contractual obligations	$208.7	$9.0	$7.6	$131.8	$51.4	$8.9

(1)	As of December 31, 2009, we had $125.4 million outstanding under our Credit Agreement and a $55.7 million subordinated note payable to Quicksilver.

(2)	Based on our debt outstanding and interest rates in effect at December 31, 2009, we would anticipate interest payments to be approximately $4 million annually on our Credit Agreement and approximately $2.5 million on our subordinated note. For each additional $10.0 million in borrowings, annual interest payments will increase by approximately $0.8 million. If the committed amount under our Credit Agreement were to be fully utilized by year-end 2010 at interest rates in effect at December 31, 2009, we estimate that annual interest expenses would increase by approximately $6.3 million. If interest rates on our December 31, 2009 variable debt balance of $181.1 million increase or decrease by one percentage point, our annual income will decrease or increase by $1.8 million.

(3)	Based on our debt outstanding at December 31, 2009 and the net re-borrowing of $84 million, in January 2010, to fund the Alliance Midstream Assets and interest rates in effect at December 31, 2009, we anticipate interest payments to be approximately $9.2 million in 2010. For each additional $10.0 million in borrowings, annual interest payments will increase by approximately $0.8 million. If the committed amount under our Credit Agreement were to be fully utilized by year-end 2010 at interest rates in effect at December 31, 2009, we estimate that annual interest expenses would increase by approximately $3.6 million. If interest rates on our December 31, 2009 variable debt balance of $265.1 million increase or decrease by one percentage point, our annual income will decrease or increase by $2.6 million.

(4)	For more information regarding our asset retirement obligations, see Note 8 to our consolidated financial statements, included in Item 8 of this Current Report, none of which is expected to be due before 2015.
CRITICAL ACCOUNTING ESTIMATES
     Management discusses with our Audit Committee the development, selection and disclosure of our critical accounting policies and estimates and the application of these policies and estimates. Our consolidated financial statements are prepared in accordance with GAAP in the United States. We believe our accounting policies are appropriately selected and applied.
Use of Estimates
     GAAP requires management to make estimates and judgments that affect the amounts reported in the financial statements and notes. These estimates and judgments are based on information available at the time that we make such estimates and judgments. These estimates and judgments principally affected the reported amounts of depreciation expense, asset retirement obligations and stock-based compensation.
Depreciation Expense and Cost Capitalization Policies
Policy Description
     Our assets consist primarily of natural gas gathering pipelines, processing plants and compression facilities. We capitalize all construction-related direct labor and material costs plus the interest cost associated with financing the construction of new facilities. These aggregate costs less the estimated salvage value are then depreciated using the straight-line method over the estimated useful life of the constructed asset. The costs of renewals and betterments that extend the useful life or substantially improve the efficiency of property, plant and equipment are also capitalized. The costs of repairs, replacements and normal maintenance projects are expensed as incurred.
Judgments and Assumptions
     The computation of depreciation expense requires judgment regarding the estimated useful lives and salvage value of assets. As circumstances warrant, depreciation estimates are reviewed to determine if any changes are needed. Such changes could involve an increase or decrease in estimated useful lives or salvage values which could impact current and future depreciation expense. When making expenditures, we also must determine whether they improve efficiency or extend the useful life of the underlying assets, to determine whether to capitalize such amounts paid.
Asset Retirement Obligations
Policy Description
     In certain instances, we have obligations to remove equipment and restore land at the end of our right-of-way period or the asset’s useful life. We estimate the amount and timing of asset retirement expenditures and record the discounted fair value of asset retirement obligations as a liability in the period in which it is legally or contractually incurred. Upon initial recognition of the asset retirement liability, an asset retirement cost is capitalized by increasing the carrying amount of the related long-lived asset by the same amount as the liability. Changes in the liability for the asset retirement obligation are recognized for both the passage of time and revisions to either the timing or the amount of the estimated cash flows. In periods subsequent to initial measurement, the asset retirement cost is allocated to expense on a straight-line basis over the asset’s useful life.

Judgments and Assumptions
     Inherent in the fair value calculation of asset retirement obligations are numerous assumptions and judgments including the estimated remaining lives of the wells connected to our systems, the estimated cost to remove equipment or restore land in the future, inflation factors, credit adjusted discount rates and changes in the legal or regulatory requirements. To the extent future revisions to these assumptions impact the fair value of our existing asset retirement obligation, a corresponding adjustment is made to our liability.
Equity-Based Compensation
Policy Description
     Prior to 2007, we issued no equity-based compensation awards. During 2007, 2008 and 2009, we issued phantom units to certain non-management directors and executive officers of our General Partner and employees of Quicksilver who provide services to us. An estimate of fair value is determined for all share-based payment awards on grant date. Compensation expense for all share-based payment awards is recognized over the vesting period for each award.
Judgments and Assumptions
     Generally accepted valuation techniques require management to make assumptions and to apply judgment to determine the fair value of our awards. These assumptions and judgments include forfeiture rates and estimated distributions during the vesting period. Changes in these assumptions can materially affect the fair value estimate.
     We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions that we use to determine stock-based compensation expense. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to changes in stock-based compensation expense that could be material. If actual results are not consistent with the assumptions used, the stock-based compensation expense reported in our financial statements may not be representative of the actual economic cost of the stock-based compensation.
OFF-BALANCE SHEET ARRANGEMENTS
     We have no off-balance sheet arrangements within the meaning of Item 303(a)(4) of SEC Regulation S-K.
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
     The information regarding recent accounting pronouncements is included in Note 2 to our consolidated financial statements, included in Item 8 of this Current Report.